UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 10, 2020

Date of Report (Date of earliest event reported)

Can B̅ Corp.

(Exact name of registrant as specified in its charter)

Florida	000-55753	20-3624118
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

960 South Broadway, Suite 120 Hicksville, NY	11801
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 516-595-9544

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CANB	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On December 10, 2020 (the “Closing Date”), Can B̅ Corp. (the “Company”) closed the transactions contemplated by a Securities Purchase Agreement dated the same day (the “Purchase Agreement”) entered into with a group of institutional investors (collectively, the “Investors”) for the sale of convertible promissory notes. Pursuant to the Purchase Agreement, the Company issued Original Issue Discount Senior Secured Convertible Promissory Notes with the aggregate principal amount of $2,777,778 (the “Notes”) and warrants to purchase up to an aggregate of 3,557,605 shares of the Company’s common stock (the “Warrants”) to the Investors and entered into a Security Agreement, an Intellectual Property Security Agreement, a Registration Rights Agreement, and a Holding Escrow Agreement (the foregoing, collectively with the Purchase Agreement, Notes and Warrant, the “Transaction Documents”).

The Investors purchased the Notes, Warrants, and an aggregate of 409,437 commitment shares of the Company’s common stock (the “Shares”) for a total purchase price equal to $2,500,000 (the “Purchase Price”).

The Company has used a portion of the Purchase Price to fully repay its loans from FirstFire Global Opportunities Fund LLC, EMA Financial LLC, Labrys Fund LP, and Eagle Equities LLC and to repay its Economic Injury Disaster Loan from the U.S. Small Business Administration. The Company also agreed that $197,000 of the Purchase Price will be held in escrow until such time as all or any portion of the Paycheck Protection Program loan received by the Company is forgiven.

The Notes accrue interest at a rate of 12% per annum, and this interest is payable quarterly in cash or shares (subject to certain conditions) beginning on January 1, 2021. The Notes mature on September 10, 2021. The Company’s obligations under the Notes are secured by all of the assets, including intellectual property, of the Company and its subsidiaries. The Company’s obligations under the Notes are also guaranteed by the Company’s subsidiaries, Duramed Inc., DuramedNJ LLC, Radical Tactical LLC, Pure Health Products, LLC, NY Hemp Depot LLC, and Green Grow Farms, Inc. (the “Guaranty”).

The Notes are convertible into common shares of the Company at a rate equal to $0.39 per share. The conversion price of the Notes may be adjusted upon the occurrence of certain events and may be declared immediately due and payable by the Investors in the event the Company defaults on any terms of the Notes or the other Transaction Documents. The Notes contain provisions limiting each Investor’s ability to convert any portion of its Note if such conversion would cause the Investor’s holdings in the Company to exceed 4.99% of the Company’s issued and outstanding shares of common stock, which limit may be waived but under no circumstances may any Investor convert any portion of a Note that would cause the Investor’s holdings to exceed 9.99% of the Company’s issued and outstanding shares of common stock. The Company also agreed to register shares converted by Investors under one or more registration statements filed with the Securities and Exchange Commission.

The Warrants are exercisable at a price of $0.45 per share or via cashless exercise in the event that the warrants are not registered within 180 days. The Warrants terminate on December 10, 2023. The Warrants contain provisions limiting each Investor’s ability to exercise the Warrants if such exercise would cause the Investor’s holdings in the Company to exceed 4.99% of the Company’s issued and outstanding shares of common stock, which limit may be waived but under no circumstances may any Investor exercise any Warrants that would cause the Investor’s holdings to exceed 9.99% of the Company’s issued and outstanding shares of common stock.

The Transaction Documents and Guaranty contain other covenants and restrictions common with this type of transaction, including but not limited to, true-up, anti-dilution, most favored nation and future participation clauses.

The foregoing descriptions of the Transaction Documents and Guaranty are qualified in their entirety by the terms of the full text of the form Transaction Documents and Guaranty, attached hereto as exhibits.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See item 1.01 regarding the Notes and the obligations of the Company relating thereto.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 for discussion of the Shares, Warrants and Notes issued to the Investors. The Shares, Warrants and Notes were issued in reliance upon the exemption from securities registration afforded by Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”), as amended, and Rule 506(b) of Regulation D as promulgated under the Securities Act.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Securities Purchase Agreement
10.2	Form of Original Issue Discount Senior Secured Convertible Promissory Note
10.3	Form of Warrant to Purchase Common Stock
10.4	Security Agreement
10.5	Intellectual Property Security Agreement
10.6	Registration Rights Agreement
10.7	Holding Escrow Agreement
10.8	Guaranty Agreement from Company Subsidiaries

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Can B̅ Corp.

Date: December 16, 2020	By:	/s/ Marco Alfonsi
Marco Alfonsi, CEO